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Exhibit 12.1

RATIO OF EARNINGS TO FIXED CHARGES
($ amounts in thousands)

	For the Year Ended December 31, 2013	For the Year Ended December 31, 2012	For the Year Ended December 31, 2011	For the Year Ended December 31, 2010	For the Year Ended December 31, 2009
Earnings:
Income (loss) before taxes	192,462,864	172,038,279	73,241,828	91,644,440	41,201,268
Fixed charges	49,355,216	37,033,538	36,055,237	49,077,091	16,909,013

	241,818,080	209,071,817	109,297,065	140,721,531	58,110,281
Fixed charges:
Interest expense	48,744,659	36,440,373	35,836,124	48,874,327	16,726,638
Operating lease rental expense(1)	610,557	593,165	219,113	202,764	182,375

	49,355,216	37,033,538	36,055,237	49,077,091	16,909,013
Ratio of Earnings to Fixed Charges:	4.90	5.65	3.03	2.87	3.44

(1)
Operating lease rental expense that is representative of the interest factor (generally presumed to be 1/3)

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  Exhibit 12.1
RATIO OF EARNINGS TO FIXED CHARGES ($ amounts in thousands)